EXHIBIT 10.50
To:
The addressees listed in Annex 1
(each, an Addressee)
30 March 2009
Dear Sirs,
Re: Visteon securitisation programme – conditional waiver
Reference is made to the securitisation programme of the Visteon Group and, in particular, to the Master Definitions and Framework Deed entered into on 14 August 2006 between, among others, the Addressees, Citicorp USA, Inc. and Citibank International PLC, as amended and restated by a deed of amendment and restatement (the Deed of Amendment) dated 29 October 2008 (the Framework Deed) and to the Master French Definitions Agreement dated 13 November 2006, between, among others, the Addresses, Citicorp USA, Inc. and France Titrisation, as amended on 29 October 2008 (the French Master Definitions Agreement).
Capitalised terms used but not defined in this letter shall have the meaning ascribed to them in the Framework Deed or, if not defined in the Framework Deed, in the French Master Definitions Agreement.
Pursuant to clause 4.4(d)(i) of the Master Receivables Purchase and Servicing Agreement, the Parent is required to deliver, by no later than 31 March 2009, to the Funding Agent, the Master Purchaser and the Security Trustee, a balance sheet and related audited consolidated statements of operations (which include a form 10k) and cash flows, in respect of its financial year ending on 31 December 2008, without going concern or like qualification or a qualification arising out of the scope of the audit by PricewaterhouseCoopers LLP.
You have requested that we agree to a conditional waiver in respect of the following events:
(i)	said form 10k is qualified by a qualification of the types referred to above;

(ii)	said form 10k is not delivered by 31 March 2009,
each, an Event.
You have also requested that we agree to a conditional waiver of any right that we might have to determine that there has been a Material Adverse Change solely as a result of the diminution of the projected cashflow and income of the Parent shown in the projections delivered by the Parent to the Funding Agent, the Master Purchaser and the Security Trustee pursuant to clause 4.4(d)(v) of the Master Receivables Purchase and Servicing Agreement, on 13 March 2009 (the Projections).
In consideration for each Addressee agreeing to the terms set out in paragraph 1 below, each of the signatories to this letter hereby agrees to a conditional waiver of each Event and of any right that it might have to determine that there has been a Material Adverse Change solely on the basis of the Projections (each, a Waiver) on the terms and subject to the conditions set out in this letter.

1.	Notwithstanding any provisions of the Transaction Documents to the contrary:
(i)	with effect from the date hereof, the Variable Funding Facility Limit shall be equal to USD 200 million;

(ii)	in respect of the Interest Period commencing on or immediately after the date of this letter, and of any Interest Period and Short Interest Period thereafter, the Reference Rate shall (subject to Clause 20.4 of the Framework Deed) be equal:
(1)	in respect of the USD Notes, the aggregate of 4.25 per cent per annum and USD LIBOR;

(2)	in respect of the EUR Notes, the aggregate of 4.25 per cent. per annum and EURIBOR; and

(3)	in respect of the GBP Notes, the aggregate of 4.25 per cent. per annum and GBP LIBOR;
(iii)	with effect from the date hereof, the Commitment Fee shall be defined as a fee payable monthly in arrears on each Monthly Settlement Date in USD to the Funding Agent for the account of the Lenders calculated on a daily basis in an amount equal to 0.75 per cent. per annum of the amount by which the Variable Funding Facility Limit exceeds the USD Equivalent of the aggregate Principal Amount Outstanding of all Notes from time to time;

(iv)	with effect from the date hereof, on each date on which the NRPB Before Excess Concentrations and Exchange Rate Protection falls to be calculated, an additional reserve will be deducted pursuant to paragraph (j) of the definition of “NRPB Before Excess Concentrations and Exchange Rate Protection” as set out in the Framework Deed, in an amount equal to the USD Equivalent of the amount by which the aggregate Outstanding Balance of the Purchased Receivables owed by an Obligor the Debt Rating of which is BBB- and Baa3 (whether or not on negative watch) or better exceeds 35% of the Net Receivables Pool Balance;

(v)	the reserve deducted in accordance with the letter dated 9 March 2009 pursuant to paragraph (j) of the definition of “NRPB Before Excess Concentrations and Exchange Rate Protection” as set out in the Framework Deed, will keep on being deducted on each date on which the NRPB Before Excess Concentrations and Exchange Rate Protection falls to be calculated, in an amount equal to:
(1)	until 31 May 2009 (excluded): (a) the USD Equivalent of the aggregate Outstanding Balances of all Purchased Receivables originated by Visteon Deutschland GmbH; less (b) the USD Equivalent of the aggregate Outstanding Balances of each Purchased Receivable originated by Visteon Deutschland GmbH in respect of which the relevant Obligor has been notified to make payments into new accounts in the name of the Master Purchaser or the FCC (as applicable) and the Collateral Monitoring Agent has received satisfactory evidence that such payments are being or will be made to such accounts. This will be satisfied either by evidence that the relevant Obligor has made at least one payment to the account of the Master Purchaser or the FCC (as applicable) in respect of that Purchased Receivable or a Purchased Receivable owed under the same Invoice or receipt of written confirmation from the relevant Obligor that it will make all payments in respect of all Purchased Receivables owed by it to the account of the Master Purchaser or the FCC (as applicable); and

(2)	with effect from 31 May 2009 (included): (a) the USD Equivalent of the aggregate Outstanding Balance of all Purchased Receivables (regardless as to which Seller has originated them); less (b) the USD Equivalent of the aggregate Outstanding Balances of each Purchased Receivable in respect of which the relevant Obligor has been notified to make payments into new accounts in the name of the Master Purchaser or the FCC (as applicable) and the Collateral Monitoring Agent has received satisfactory evidence that such payments are being or will be made to such accounts. This will be satisfied either by evidence that the relevant Obligor has made at least one payment to the account of the Master Purchaser or the FCC (as applicable) in respect of that Purchased Receivable or a Purchased Receivable owed under the same Invoice or receipt of written confirmation from the relevant Obligor that it will make all payments in respect of all Purchased Receivables owed by it to the account of the Master Purchaser or the FCC (as applicable).
2.	No Waiver shall become effective until and unless:
(a)	Visteon Corporation has paid to Citicorp USA, Inc. the waiver arrangement fees agreed in the separate fee letter dated 26 March 2009; and

(b)	[Visteon Corporation] has paid to each Lender which has agreed to this conditional waiver a waiver fee equal to 0.25% of the product of its Commitment Proportion by USD 325 million.
3.	Each Waiver is further subject to the conditions subsequent that:
(a)	by no later than 30 April 2009, the Parent has delivered to each of the Funding Agent, the Master Purchaser and the Security Trustee, form 10k in relation to its financial year ending on 31 December 2008;

(b)	no waiver granted to the Parent in respect of the US ABL Credit Agreement and the Term Loan dated 10 April 2007, is revoked or terminated;

(c)	by no later than 30 April 2009, a daily transfer from each Deposit Account to the new accounts of the Master Purchaser or the FCC (as applicable) referred to in paragraphs 1(v)(1) and 1(v)(2) shall be put in place by each relevant account holder (provided that if the holder of the relevant Deposit Account demonstrates that it has taken all necessary steps, reasonably in advance, to have this daily transfer in place prior to 30 April 2009, but this transfer is not effective on 30 April 2009, then the Collateral Monitoring Agent may at its discretion decide to postpone the date for the satisfaction of this condition subsequent to 10 May 2009) ;

(d)	by no later than 31 May 2009, the Addressees shall have entered into such documents and amendments to the existing Transaction Documents as are necessary to implement the principles set out in the term-sheet attached as Annex 2 and the conditions precedent set out in such documentation shall have been fulfilled, in each case in a manner satisfactory to each of the Funding Agent, the Master Purchaser, the Collateral Monitoring Agent and the Security Trustee (acting reasonably and in good faith), provided in addition that if the Addressees have not entered into such documents and amendments by 15 May 2009, an additional reserve of USD 20 million will be deducted pursuant to paragraph (j) of the definition of “NRPB Before Excess Concentrations and Exchange Rate Protection” as set out in the Framework Deed, on each date on which the NRPB Before Excess Concentrations and Exchange Rate Protection falls to be calculated and falling between 15 May 2009 (included) and the date on which condition precedent (d) is fulfilled.
4.	Each Waiver shall automatically be revoked and cease to be of any effect, on 29 June 2009 or on the earlier date on which any of the conditions subsequent listed above is not complied with (in each case, the Relevant Date), without prejudice to the modifications provided for in paragraph 1. above which shall remain in full force and effect.

5.	Without prejudice to the rights of any of the signatories to this letter under the Transaction Documents, the Sellers undertake, by countersigning this letter, to pay on demand to each of the Funding Agent, the Collateral Monitoring Agent, the Master Purchaser and the Security Trustee any costs, fees and expenses, including without limitation legal fees, together with such amount as shall represent any value added tax, sales tax, purchase tax or other similar taxes or duties associated with such costs fees and expenses (if any) incurred by the Funding Agent, the Collateral Monitoring Agent, the Master Purchaser or the Security Trustee (as the case may be) in connection with the preparation, negotiation and execution of this letter and of any documents required in connection with the matters set out, and agreed, in the term sheet attached to this letter and/or in connection with the enforcement of any such party’s rights and remedies under this letter.

6.	This letter shall not constitute a waiver of the rights of any party to the Transaction Documents save as expressly set out herein and shall not prevent any such parties from exercising any such rights at any time. In particular, this letter shall not constitute a waiver of any Termination Event, Potential Termination Event, Cash Control Event, Material Adverse Change, Servicer Default, Potential Servicer Default other than an Event or a Material Adverse Change determined solely on the basis of the Projections, on the limited terms set out herein. Further, this letter shall not constitute a waiver of, and shall be without prejudice to, the rights of any party to the Transaction Documents in respect of any Event after the Relevant Date.

7.	Each of the Majority Lenders hereby instructs the Security Trustee to sign this letter and agrees that the Security Trustee shall have no liability to the Majority Lenders for any loss howsoever arising as a result of the waiver agreed to by this letter.

Each of the Majority Lenders and the Security Trustee hereby instructs the Master Purchaser to sign this letter.

The Master Purchaser hereby instructs the FCC Management Company and the FCC Custodian to sign this letter and agrees that neither the FCC Management Company nor the FCC Custodian shall have any liability to the Master Purchaser for any loss howsoever arising as a result of the waiver agreed to by this letter.
8.	The provisions of Clause 15 (No Petition) and Clause 16 (Limited Recourse) of the Framework Deed shall be incorporated into and shall apply to this letter, mutatis mutandis.

9.	This letter constitutes an addendum to the Transaction Documents and therefore forms part of the Transaction Documents.

10.	This letter may be signed in counterparts (including by facsimile transmission), each of which will be deemed an original. Such counterparts shall together constitute one and the same instrument.

11.	By countersigning this letter, each Addressee acknowledges and agrees to the matters set out in this letter and makes the undertakings set out above and hereby represents and warrants to each of the other signatories to this letter that:
(a)	it has obtained all necessary corporate authority and has taken all necessary actions to sign and deliver and perform the transactions contemplated in this letter; and

(b)	its obligations under this letter constitute its legal, valid and binding obligations enforceable against it in accordance with the terms set out herein.
This letter and any non-contractual obligations arising out of or in relation to this letter are governed by English law.
Yours faithfully

/s/ Brendan Mackay	/s/ Jane Horner

CITICORP USA, INC.	CITIBANK INTERNATIONAL PLC
as Collateral Monitoring Agent	as Funding Agent
Represented by:	Represented by:

/s/ Sunil Masson	/s/ Laura Wines

VISTEON FINANCIAL CENTRE P.L.C.	THE LAW DEBENTURE TRUST CORPORATION P.L.C.
as Master Purchaser	as Security Trustee
Represented by:	Represented by:

/s/ S. Thomas	/s/ Harvé Bruyere

FRANCE TITRISATION	BNP PARIBAS SECURITIES SERVICES
as FCC Management Company	as FCC Custodian

/s/ Jane Horner	[Seal]

MAJORITY LENDERS
represented by the Funding Agent

/s/ William G. Quigley III	/s/ Michael P. Lewis

VISTEON CORPORATION	VISTEON NETHERLANDS FINANCE B.V.
as Parent	as Subordinated VLN Facility Provider

/s/ William G. Quigley III	/s/ Michael P. Lewis

VISTEON ELECTRONICS CORPORATION	VISTEON DEUTSCHLAND GMBH
as Master Servicer, VEC and US Sub-Servicer	as Seller and Servicer

/s/ Michael P. Lewis	/s/ Michael P. Lewis

VISTEON SYSTEMES INTERIEURS S.A.S.	VISTEON ARDENNES INDUSTRIES S.A.S.
as Seller and Servicer	as Seller and Servicer

/s/ Michael P. Lewis	/s/ Michael P. Lewis

VISTEON SISTEMAS INTERIORES ESPAÑA, S.L.U.	CÁDIZ ELECTRÓNICA, S.A.U.
as Seller and Servicer	as Seller and Servicer

/s/ Michael P. Lewis

VISTEON PORTUGUESA LIMITED
as Seller and Servicer

/s/ Michael P. Lewis
VC RECEIVABLES FINANCING CORPORATION LIMITED
as Seller and VC Subordinated VLN Facility Provider

Annex 1
The Addressees

THE PARENT
VISTEON CORPORATION	Address:	One Village Center Drive
Van Buren Township,
MI 48111
USA
	Fax:	+1 734-736-5563
	For the attention of:	Treasurer
	With a copy to:	Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
	Fax:	+1 312-861-2200
THE SUBORDINATED VLN FACILITY PROVIDER	For the attention of:	Linda K. Myers PC
VISTEON NETHERLANDS FINANCE B.V.	Address:	Visteon Strasse 4-10
50170 Kerpen
Germany
	Fax:	+49 2273 5952 533
	For the attention of:	Salvador Medina
THE SELLERS AND THE SERVICERS
VISTEON DEUTSCHLAND GMBH	Address:	Visteon Strasse 4-10
50170 Kerpen
Germany
	Fax:	+ 49 2273 5951 269
	For the attention of:	Roland Greff/
Dr Mathias Hüttenrauch/
Tom Schultz
VISTEON SYSTEMES INTERIEURS S.A.S.	Address:	Tour Pentagone Plaza,
381, avenue du Général de
Gaulle,
92140 Clamart
France
	Fax:	+ 33 1 5813 6550
	For the attention of:	Terrence Gohl
VISTEON ARDENNES INDUSTRIES S.A.S.	Address:	Z.I. De Montjoly
BP 228
08102 Charleville – Mézières
Cedex
France
	Fax:	+ 33 3 2457 2252
	For the attention of:	Stephen Gawne
VISTEON SISTEMAS INTERIORES	Address:	Carretera A-2001, Km. 6,280
ESPAÑA, S.L.U.		Apartado de Correos 200
11500 El Puerto de Santa
Maria
Spain

	Fax:	+ 34 93478 3534
	For the attention of:	Terrence Gerard Gohl/
Glenda J. Minor/
Pierre Eugène Boulet
CÁDIZ ELECTRÓNICA, S.A.U.	Address:	Carretera A-2001, Km. 6,280
Apartado de Correos 200
11500 El Puerto de Santa
Maria
Spain
	Fax:	+ 34 956 483 351
	For the attention of:	João Paulo de Sousa Ribeiro/
Daniel Linàn Macias/
Sunil Kumar Bilolikar/
VISTEON PORTUGUESA LIMITED	Address:	Estrada Nacional No. 252-
Km12
Parque Industrial das Carrascas
2951-503 Palmela
Portugal
	Fax:	+ 315 212 339 269
	For the attention of:	Sunil Kumar Bilolikar/
Glenda Minor/
John Donofrio
MASTER SERVICER, VEC AND US SUB-SERVICER
VISTEON ELECTRONICS CORPORATION	Address:	One Village Center Drive, Van
Buren Township, Michigan
48111, U.S.A.
	Fax:	+1 734-736-5563
SELLER AND VC SUBORDINATED VLN FACILITY PROVIDER	For the attention of:	Treasurer
VC RECEIVABLES FINANCING	Address:	5 Harbourmaster Place
CORPORATION LIMITED		I.F.S.C.
Dublin 1
	Fax:	+ 353 1 680 6050
	For the attention of:	Rhys Owens / Louise Delaney

Annexe 2
Term-sheet
EUROPEAN RECEIVABLES SECURITISATION PROGRAMME
SUMMARY OF PROPOSED AMENDMENTS
This term sheet sets out the amendments proposed to be made (the “Amendments”) to the terms of the Visteon European securitisation programme (the “Transaction”).
This document does not prejudice the existing and/or future rights of Citibank, N.A. (Citi), any Noteholder or any Lender or any member of their respective groups, the Security Trustee, the FCC, the Master Purchaser or the FCC Management Company to exercise any of their rights and remedies under the Transaction. Neither this document, nor any potential negotiation and/or agreement which might be entered into should be considered in anyway as a waiver of the said parties’ rights or shall prevent such parties to exercise any such rights at any time.
Capitalised terms used in this document shall have the meanings given to them in the Master Definitions and Framework Deed dated 14 August 2006, as amended and restated on 29 October 2008 and the Master French Definitions Agreement dated 13 November 2006, as amended on 29 October 2008.
This document is confidential and shall not be disclosed or otherwise communicated to third parties without Citi’s prior consent.
Proposed Amendments:

A.	Programme limit	Formalisation of the change agreed pursuant to paragraph 1(i) of the waiver letter to which this term-sheet is attached.

B.	Pricing / Commitment Fee	Formalisation of the changes agreed pursuant to paragraphs 1(ii) and 1(iii) of the waiver letter to which this term-sheet is attached.

C.	Cash Controls and Customer Notifications	Notification in Invoices:

With effect from 30 April 2009, all Invoices issued in respect of Purchased Receivables will be required to contain notification of sale wording satisfactory to the Collateral Monitoring Agent and must direct the relevant Obligor to make payments in respect of the Purchased Receivables directly into an account in the name of the Master Purchaser or the FCC (as applicable).

Reserve in the absence of redirection of Obligor Payments:

Formalisation of the changes agreed pursuant to paragraphs 1(v)(1) and 1(v)(2) of the waiver letter to which this term-sheet is attached.

Right to give notification to Obligors:

With effect from the 30 April 2009, to the extent that the relevant notification has not already been given by the relevant Seller the Master Purchaser (or the Collateral Monitoring Agent on its behalf) and the FCC Management Company are to have the ability at any time to give notice to Obligors of the sale of the relevant Receivables and direct the Obligors to make payment to an account of the Master Purchaser or the FCC (as applicable) if the Collateral Monitoring Agent determines that such notification is necessary or desirable for the protection or preservation of the interests of any of the Master Purchaser, the Noteholders or the FCC.

Daily transfer from the Deposit Accounts:

Formalisation of the daily transfer from each Deposit Account to an account of the Master Purchaser or the FCC (as applicable).

Access to Deposit Accounts information:

To the extent possible, in relation to any Deposit Account in the name of an entity within the Visteon Group with an account bank other than Citi, each such entity shall procure (to the extent possible) as soon as reasonably practicable after the Amendment Date that the Collateral Monitoring Agent has on-line view access to the relevant account balances.

D.	Repurchase of German Purchased Receivables	Pursuant to the Amendments, the German Seller will be granted the right, by giving 10 Business Days’ notice in writing to the Master Purchaser, the Security Trustee, the Collateral Monitoring Agent and the Funding Agent, to stop selling receivables under the Transaction, and to repurchase all outstanding Purchased Receivables sold by it under the Transaction, provided that such repurchase shall take place on terms and conditions similar to those currently set out in clause 6 of the Deed of Amendment, mutatis mutandis.

E.	Weekly settlement of the Purchase Price	Weekly settlement of the Purchase Price:

From the date of execution of the Amendments (the Amendment Date), a concept of Weekly Settlement Date and Weekly Determination Date will be introduced (so that Determination Periods will last a week).

Between two Weekly Settlement Dates, the Master Purchaser and the FCC will release on a daily basis to each Seller the Collections received on their respective account, as Advance Purchase Prices in respect of the Purchased Receivables to arise during the corresponding Determination Period.

On the Weekly Settlement Date following the end of that Determination Period, a settlement will occur between the Advance Purchase Prices so paid and the Purchase Prices in respect of Purchased Receivables which have actually arisen during this Determination Period.

The Collateral Monitoring Agent, the Security Trustee, the Master Purchaser and the FCC will reserve the right to stop the release of Collections and the payment of Advance Purchase Prices to the Sellers. The Collateral Monitoring Agent, the Security Trustee, the Master Purchaser and the FCC shall be entitled to exercise this right at any time, by giving notice of this decision to the Parent on the day on which it becomes effective. Such notice shall be deemed to be received on the date on which it is issued.

The Collateral Monitoring Agent, the Security Trustee, the Master Purchaser or the FCC (as applicable) will make a reasonable attempt to consult the Parent on the day on which it issues such notice, provided that whether or not this consultation takes place and whatever its outcome, the Collateral Monitoring Agent, the Security Trustee, the Master Purchaser and the FCC shall retain the right to stop the release of Collections and the payment of Advance Purchase Prices to the Sellers on that day if they have so decided.

After such notice has been issued, and as long as no Termination Event, Potential Termination Event, Cash Control Event, Material Adverse Change, Servicer Default or Potential Servicer Default has occurred, if on any date (i) the amount of Collections standing to the accounts of the Master Purchaser and the FCC exceeds (ii) all amounts which are or will become due and payable by the Master Purchaser on any Settlement Dates under paragraphs (a) to (k) (included) of each of the EUR Pre-Enforcement Priority of Payments, GBP Pre-Enforcement Priority of Payments and USD Pre-Enforcement Priority of Payments and all amounts which are or will become due and payable by the FCC on any Settlement Dates, the Master Purchaser and the FCC will release from their accounts an amount equal to the difference between (i) and (ii), to be applied to the payments of amounts then due and payable under paragraphs (l) to (r) (included) of the EUR Pre-Enforcement Priority of Payments, paragraphs (l) to (q) (included) of the GBP Pre-Enforcement Priority of Payments and paragraphs (l) to (q) (included) of the USD Pre-Enforcement Priority of Payments.

Solvency certificate:

Each Seller is to be required to provide a solvency certificate immediately prior to each Monthly Settlement Date (in a form satisfactory to the Collateral Monitoring Agent).

F.	Weekly notarisation	From the Amendment Date, the Spanish Transfer Deeds executed in respect of Spanish Purchased Receivables and the Transfer Documents executed and delivered by (x) any Spanish Seller in respect of French Receivables arising from Contracts governed by French law and (y) any French Seller in respect of French Receivables arising from Contracts governed by Spanish law will have to be notarised on a weekly basis. The Amendments will provide a possibility for the Master Purchaser and the FCC to retain Collections to pay the notarisation fees, to the extent unpaid by the relevant Seller.

G.	Alternate Collection Agent and provision of information	Weekly Spreadsheet:

The Servicer shall provide to the Collateral Monitoring Agent, the Management Company, the Custodian on a weekly basis a spreadsheet in a form satisfactory to the Collateral Monitoring Agent detailing all Collections received during the preceding week, all Receivables originated during the preceding week (the Weekly Spreadsheet). Each such spreadsheet shall be accompanied by a list of all outstanding Purchased Receivables (including invoice numbers and contact details of the relevant Obligors) as at the Business Day on which such spreadsheet is delivered.

Alternate Collection Agent:

An alternate collection agent satisfactory to the Collateral Monitoring Agent may be appointed at any time, on terms satisfactory to the Collateral Monitoring Agent and at the cost of the Sellers:

 (a)    immediately upon notice given by the Collateral Monitoring Agent to the Servicers, in case a Termination Event, Potential Termination Event, Cash Control Event, Servicer Default or Potential Servicer Default has occurred; or

(b) upon a 5 Business Days prior notice given by the Collateral Monitoring Agent to the Servicers in all other cases.

The Sellers and Servicers are to undertake to provide to any such alternate collection agent, on a daily basis, such information as the Collateral Monitoring Agent may from time to time require (including without limitation the daily spreadsheet described above and listings of all receivables, names and addresses of Obligors). The alternate collection agent may if required by the Collateral Monitoring Agent also be engaged to manage a website containing copies of the securitisation documentation to be made available as required to Obligors to evidence sale and transfer of receivables and the authority of the alternate collection agent.

Replacement of Servicers:

Each of the Master Purchaser and the FCC Management Company are to have the ability (and shall be required if directed by any Noteholder or the Collateral Monitoring Agent) to terminate the appointment of the Servicers on giving not less than one Business Day’s notice at any time and to appoint a replacement servicer, which can be any alternate collection agent previously appointed.

Further assistance:

Each Seller to agree to provide to the Collateral Monitoring Agent, FCC Management Company and/or alternate collection agent promptly on request copies of any other documents relating to the receivables (including delivery notes). Each of the Sellers is to undertake to acknowledge and confirm if questioned the sale and transfer of Purchased Receivables to any Obligor following notification having been given by or on behalf of the Master Purchaser, FCC Management Company or Collateral Monitoring Agent.

H.	Conditions precedent	Customary for facilities of this type but to include:
• Solvency certificates from each of the Sellers and the Parent in a form satisfactory to Citi;
• Confirmation from the Parent as to continuing effectiveness of Parent Undertaking;
• Corporate authorisation, capacity, execution etc. opinions in respect of each of the Sellers, the Parent and the Master Purchaser in form satisfactory to Citi to be delivered by Visteon’s counsel;
• Legal opinions as to the effectiveness of transaction documents in form satisfactory to Citi a to be delivered by Citi’s counsel.